Exhibit 99.1

        World Acceptance Corporation Reports Record First Quarter Results

      GREENVILLE, S.C., July 17 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today reported record revenue, net income and loans for its first fiscal quarter ended June 30, 2003.

      Net income for the first quarter rose 20.2% to $5.6 million, or $.30 per diluted share, compared to $4.7 million, or $.25 per diluted share, for the same quarter of the prior year. Total revenues for the quarter increased 15.6% to $40.3 million from $34.8 million for the prior year quarter.

      Gross loans outstanding increased to $279.8 million at June 30, 2003, a 13.2% increase over the $247.2 million in balances outstanding at June 30, 2002, and a 4.9% increase since the beginning of the fiscal year.

      "World Acceptance's record first quarter results were attributable to the growth in our loan portfolio, higher revenues from insurance and other products, improved margins and reduced general and administrative expenses as a percent of revenues," stated Charles D. Walters, Chairman and CEO. "The low interest rate environment continues to have a positive effect on our cost of funds and our level of loan losses have remained level with the prior year."

      Interest expense decreased by 4.0% since the first quarter of last year while average total debt outstanding increased 7.0% in the same time period. Net charge-offs as a percent of average net loans were 13.5% on an annualized basis for the quarters ended June 30, 2003 and 2002. Total general and administrative expenses as a percent of total revenues continued its year over year improvement to 56.2% during the most recent quarter compared to 58.0% during the prior year quarter.

      Operating income (revenues less the provision for loan losses and general and administrative expenses) increased 17.2% to $9.7 million during the most recent quarter from $8.3 million in the prior year quarter.

      Return on average assets (annualized) increased to 9.7% in the first quarter compared with 9.2% in the same quarter last year. Annualized return on average equity remained high at 18.7%, the same as the first quarter of the prior year.

      During the first three months of the fiscal year, the Company opened or acquired 3 offices and closed one non-performing office, leaving a total of 472 offices at June 30, 2003. World Acceptance had 4% more offices in operation at the end of the first quarter of fiscal 2004 than in the same quarter of the prior year.

      World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 472 offices in eleven states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

      This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission.

                          World Acceptance Corporation

                 Condensed Consolidated Statements of Operations
             (unaudited and in thousands, except per share amounts)

                                                  Three Months Ended
                                                       June 30,

                                                    2003      2002


    Interest & fees                                $34,405   $29,996
    Insurance & other                                5,858     4,823

      Total revenues                                40,263    34,819
    Expenses:
      Provision for loan losses                      7,929     6,363
      General and administrative expenses
        Personnel                                   15,350    13,643
        Occupancy & equipment                        2,302     2,100
        Data processing                                477       430
        Advertising                                  1,283       994
        Intangible amortization                        555       550
        Other                                        2,676     2,469

                                                    22,643    20,186
      Interest expense                                 991     1,032

        Total expenses                              31,563    27,581

    Income before taxes                              8,700     7,238
    Income taxes                                     3,089     2,570

    Net income                                      $5,611    $4,668

    Diluted earnings per share                       $0.30     $0.25

    Weighted average shares outstanding (diluted)   18,760    18,911



                      Condensed Consolidated Balance Sheets
                          (unaudited and in thousands)

                                                  June 30,  March 31, June 30,
                                                    2003      2003      2002

       ASSETS
    Cash                                            $4,363    $4,022   $4,723
    Gross loans receivable                         279,805   266,753  247,203
     Less: Unearned interest & fees               (68,117)  (63,578)  (59,803)
      Allowance for loan losses                    (16,248)  (15,098) (14,225)

        Loans receivable, net                      195,440   188,077  173,175
    Property and equipment, net                      8,348     8,298    7,512
    Intangible assets                               14,442    14,599   14,762
    Other assets                                    12,767    13,321   11,886

                                                  $235,360  $228,317 $212,058


      LIABILITIES AND SHAREHOLDERS' EQUITY
    Liabilities:
      Notes payable                                102,732   102,532  105,132
      Income tax payable                             2,405     2,047    2,481
      Accounts payable and accrued expenses          6,563     7,697    6,666

        Total liabilities                          111,700   112,276  114,279
    Shareholders' equity                           123,660   116,041   97,779

                                                  $235,360  $228,317 $212,058



                        Selected Consolidated Statistics
                             (dollars in thousands)

                                                     Three Months Ended
                                                          June 30,

                                                      2003      2002


    Expenses as a percent of total revenues:
      Provision for loan losses                       19.7%     18.3%
      General and administrative expenses             56.2%     58.0%
      Interest expense                                 2.5%      3.0%

    Average gross loans receivable                $272,048  $234,905

    Average loans receivable                      $204,754  $176,992

    Loan volume                                   $208,740  $182,760

    Net charge-offs as percent of average loans       13.5%     13.5%

    Return on average assets                           9.7%      9.2%

    Return on average equity                          18.7%     18.7%

    Offices opened (closed) during the period, net       2        13

    Offices open at end of period                      472       454

SOURCE  World Acceptance Corporation
    -0-                             07/17/2003
    /CONTACT: Sandy McLean, Chief Financial Officer of World Acceptance Corporation, +1-864-298-9800/
    /First Call Analyst: /
    /FCMN Contact: /
    (WRLD)

CO:  World Acceptance Corporation
ST:  South Carolina
IN:  FIN
SU:  ERN